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                                     [LETTERHEAD]

NEWS RELEASE

**FOR IMMEDIATE RELEASE**
CITIZENS & NORTHERN CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE PEOPLES, LIMITED.

WELLSBORO, PENNSYLVANIA, JUNE 22, 2000 - Citizens & Northern Corporation (OTC BB:CZNC) (a holding company for Citizens & Northern Bank) Wellsboro, Pennsylvania announced today the signing of a definitive agreement under which Citizens & Northern will acquire Peoples, Limited (OTC BB:PWYAE) and its wholly owned subsidiary Peoples State Bank of Wyalusing, Pennsylvania.

Under the terms of the transaction, Peoples' stockholders will receive 2.5 shares of Citizens & Northern common stock for each share of Peoples common stock. The merger of Peoples and Citizens & Northern is subject a number of conditions, including the approval of Peoples' stockholders, certain regulatory approval and the registration with the Securities and Exchange Commission of the Citizens & Northern common stock to be issued to the Peoples' stockholders. The transaction is expected to be completed in the fourth quarter of 2000.

"We are delighted to announce the merger of two local Northcentral Pennsylvania financial service institutions, Peoples, Limited and Citizens & Northern Corporation," said Craig G. Litchfield, Chairman, President & CEO of Citizens & Northern Corporation and its wholly owned subsidiary, Citizens & Northern Bank. "We look forward to continuing Peoples emphasis on personalized customer service, while offering their customers additional services like cash management sweep accounts, transactional Internet Banking and Trust and Wealth Management. Both Peoples and Citizens & Northern built their franchises by focusing on community banking with a local emphasis."

"We believe that this transaction is a terrific opportunity for our stockholders and our customers," said Donald E. Abrey, President and Chief Executive Officer of Peoples. "Citizens & Northern Bank is the financial institution, which, we believe, will continue our commitment to our customers, our communities, our employees and our stockholders."

Citizens & Northern will seek opportunities to increase non-interest income in the consolidated company, but those prospective revenues are not factored into the earnings estimated. Currently, Peoples does not have a Trust and Wealth Management division. The transaction is expected to be accretive to Citizens & Northern's estimated earnings per share for the first full year of combined operations.

Citizens & Northern Corporation is the holding company of Citizens & Northern Bank (established in 1864), which serves four counties in North Central Pennsylvania, Bradford, Tioga, Sullivan and Lycoming, through 16 full service offices. Currently, a seventeenth office is under construction in the Muncy, Pennsylvania area. At March 31, 2000, Citizens & Northern Corporation had total assets of $705.9 million and total deposits and commercial repurchase sweep balances of $505.2 million, while its Trust and Wealth Management division had $320.4 million assets under management.

Peoples, LTD is the holding company of Peoples State Bank headquartered in Wyalusing, Pennsylvania. Peoples State Bank has been serving its customers and communities since 1914. It

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operates out of six offices in Bradford and Sullivan Counties, Pennsylvania. On
March 31, 2000, Peoples had total assets of $120.3 million and total deposits of $93.0 million.

SAFE HARBOR

This news release contains certain forward-looking statements about the proposed merger of Citizens & Northern and Peoples. These statements include comments regarding the anticipated closing date of the transaction, anticipated cost savings and anticipated future results. Forward-looking statements can be identified by the fact that they don not relate strictly to historical or current facts. They often include words like "believe", "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will,"
"would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from those expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such costs savings within the expected time frame, difficulties in integrating Citizens & Northern and Peoples, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Citizens & Northern and Peoples are engaged, and changes in the securities markets.

Citizens & Northern Bank and Peoples do not undertake, and specifically disclaim any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Citizens & Northern and Peoples will be filing a prospectus/proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission (the "SEC"). Peoples stockholders will be receiving a proxy statement describing the merger. STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, document filed with the SEC by Peoples will be available free of charge from the Office of the President at 201 Church Street, Wyalusing, Pennsylvania 18853, telephone 570-746-1011. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Peoples, its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the participants may be obtained from Peoples.


For further information contact:

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
Craig G. Litchfield, Chairman, President & CEO         or       Kathie Osgood, Corporate Secretary
Citizens & Northern Corporation                                 Citizens & Northern Corporation
90-92 Main Street, PO Box 58                                    90-92 Main Street, PO Box 58
Wellsboro, PA 16901                                             Wellsboro, PA 16901
507-724-3411                                                    507-724-0257
E-mail: craigl@cnbankpa.com                                     E-mail: kathieo@cnbankpa.com

Donald E. Abrey
Peoples LTD
201 Church Street
Wyalusing, PA 18853
507-746-1011

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